EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 7/23/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/16/2025	Sell	4,066	9.60
7/17/2025	Sell	1,095	9.54
7/18/2025	Sell	11,074	9.49
7/21/2025	Sell	16,608	9.43
7/22/2025	Sell	96,787	9.42
7/23/2025	Sell	20,991	9.35